Select Inquiries Received through February 6, 2007

1. What are current range of interest rates that you offer in the US, ie what rate would a person get if they had horrible or no credit and what rate if they had perfect credit?

Generally, consumers that get financed under our program have either bad credit or no credit at all. For consumers with perfect credit, dealers would likely seek financing through a lender or finance company that focuses on providing financing to low risk consumers because it would generally result in better economics for both themselves and the consumer purchasing the vehicle.

On our program the dealer-partner sets the interest rate on the retail installment contract (referred to as “consumer loans”) and we maintain controls within our systems to ensure consumers are not charged an interest rate that exceeds their states maximum allowable interest rate. In states where there isn’t a maximum limitation, we have an internal maximum interest rate allowable of 29.0%. The average interest rate for 2006 originations was 22.4%.

Because we retain 20% of every dollar collected as a servicing fee and remit the remaining 80% to our dealer-partners, the amount we actually collect is far more important than the underlying interest rate on the contract. In fact, one could think of the 20% servicing fee as the interest rate on the consumer loan from our perspective.

2. How are the rates you offer affected by federal interest rates?

Historically the rates offered under our program have not been materially affected by federal interest rates. As discussed above, on our program the interest rate is set by the dealer-partner not Credit Acceptance. The average interest rates on consumer loans originated in the last five years are as follows:

Year	Average APR

2002	23.1%

2003	23.6%

2004	23.8%

2005	23.3%

2006	22.4%

As you can see in the table above, over the last five years, which included periods of both rising and declining federal rates, the average interest rate has remained fairly consistent.

3. As specifically as possible what third parties do you use to secure funding?

Currently, we utilize three primary sources of funding. We have a $135 million secured line of credit with a commercial bank syndicate. Those banks include Comerica Bank, National City Bank, Fifth Third Bank, Harris Bank, Bank of America, and LaSalle Bank. We have a $325 million warehouse facility with Wachovia Bank and JPMorgan Chase Bank. Finally, we have access to the 144A Term ABS market. To date we have completed four 144A transactions all of which were underwritten by Wachovia Bank. Radian Asset Assurance, Inc. provided the primary financial insurance policy on all four transactions while XL Capital Assurance, Inc. provided a backup insurance policy on the last 3 transactions.

4. What percent of income comes from just the warranties and non-financing and financing fee operations?

As disclosed in our public filings, we report revenue in three primary buckets, (i) finance charge revenue, (ii) license fees, and (iii) other income. The commission received on third party service contracts is included as part of finance charge revenue and is recognized on a level yield basis based upon forecasted cash flows. For the nine months ended September 30, 2006 approximately 86% of revenue was made up of finance charges, while licenses fees accounted for 6% and other income made up the remaining 8%.

5. Why did you leave Canada and the United Kingdom?

Our decision to exit the United Kingdom and Canada was a capital allocation decision. We determined that the capital invested in both countries could be redeployed at higher returns in the United States. This not only benefited shareholders, it also allowed us to focus 100% on the U.S. operations. Since June 30, 2006, 100% of our capital has been invested in the U.S. business segment.